EXHIBIT 99.1
PRESS RELEASE

STATEMENT FROM BRILLIANT DIGITAL ENTERTAINMENT


   'Music Industry Resorting to Desperate Measures', Says BDE CEO Following
                         Decision in Federal Court Today

    SYDNEY, Australia, March 23 /PRNewswire-FirstCall/ -- Kevin Bermeister, CEO of US-listed companies Brilliant Digital Entertainment, Inc, and its subsidiary company Altnet, said today's Federal Court decision was based on a "last-ditch and desperate attempt" by the recording industry to prolong legal battles they are losing around the world. Mr Bermeister said the decision allowing the music industry leave to amend their claim to join BDE Inc, Altnet Inc and BDE Pty. Ltd., as well as Bermeister and the firms' Chief Technology Officer Anthony Rose into the action against Sharman Networks and Kazaa was "unnecessary, unwarranted and a total waste of time and money" as his firms were already fully co-operating with a similar and ongoing court case in the US.

    Commenting on today's decision, Bermeister said: "The recording industry in the US - and now the Australian recording industry - are intent on delivering more expensive and unnecessary actions that are designed to frustrate and distract BDE and Altnet from its day-to-day business objectives. I fail to see how the recording industry can stop the path of our progress towards building a successful and independent distribution channel that is supported by great content, great distribution partners and innovative technologies that they do not control."

    Today's decision by the court follows raids by Music Industry Piracy Investigations (MIPI) on behalf of the local music industry at the premises of Mr Bermeister and other parties -- including Sharman Networks -- on February 6 as part of an Anton Piller order issued by the court. This material has since been held by independent lawyers.

    In his decision today, Justice Wilcox said the plaintiffs (the local recording industry) must file their amended statement of claim by April 6, at which time BDE and other respondents can move to file a strike-out application in the event they do not believe they should be joined. "Clearly the Australian music industry has drawn a line in the sand today," said Bermeister. "The industry is fearful of our independence. They believe we are a target and they believe they can run us out of town with their guns and their money. But they are a much bigger target than we are and it won't be long before content owners, artists and labels call their bluff and begin to directly benefit from Altnet's platform."

    About Altnet

    Altnet is a secure P2P content distribution platform that inter-operates with other P2P applications and web sites. Through Altnet's Super-distribution content management system, content is distributed to more than 100 million people in the most cost effective manner possible to benefit artists and content owners in ways that are more progressive than any other business model


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offered by the major studios and any of their online retailers. (OTCBB: BDEI).

    About Brilliant Digital Entertainment

    Brilliant Digital Entertainment, Inc. (OTCBB: BDEI) is a developer of 3D rich media advertising and content creation technologies for the Internet. It sells its b3d Studio content creation and authoring toolset to enable the creation and delivery of interactive, streaming, real-time 3D graphics over the Internet, and licenses its ad serving technology to the content and advertising communities. The b3d Studio toolset is targeted for use by studios, production houses, web content suppliers and advertising agencies to produce entertainment, advertising and music content for consumers distributed over the Internet. Brilliant also licenses its Brilliant Banner ad serving technology to the
web-based      advertising       industry.       Find      out      more      at
http://www.brilliantdigital.com.


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